Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

STATER BROS. HOLDINGS INC.

Stater Bros. Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

I. The name of the Corporation is STATER BROS. HOLDINGS INC.

II. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was May 4, 1989.

III. The Certificate of Incorporation of this Corporation shall be amended and restated to read in full as follows:

FIRST: The name of this Corporation is

STATER BROS. HOLDINGS INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, in the City of Dover, County of Kent, and the name of its registered agent at that address is Incorporating Services, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:

(A) Classes and Series of Stock. The total number of shares of all classes and series of capital stock which the Corporation is authorized to issue is One Million Thirty Seven Thousand Six Hundred Fifty (1,037,650) shares, consisting of One Hundred Forty-Four Thousand (144,000) shares of Series A Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), Six Hundred Ninety Three Thousand Six Hundred Fifty (693,650) shares of Series B Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), One Hundred Thousand (100,000) shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and One Hundred Thousand (100,000) shares of Common Stock, par value $0.01 per share (“Common Stock”). Upon the effectiveness of this Restated Certificate of Incorporation, each issued and outstanding share of Series A Preferred Stock, par value $0.01 per share shall continue to be outstanding and shall constitute Series A Preferred Stock of the Corporation and each issued and outstanding share of Common Stock, par value $0.01 per share, of the Corporation shall continue to be outstanding and shall constitute Common Stock of the Corporation.

(B) Rights, Preferences and Restrictions of Series A Preferred Stock. The stated value of each share of Series A Preferred Stock is hereby fixed as Twenty Five Dollars ($25.00) per share; and the further powers, designations, preferences and relative participating, optional or other special rights, and the qualifications or restrictions thereof, of Series A Preferred Stock are as follows:

1. Subject to the rights of the Series B Preferred Stock and the provisions of this Restated Certificate of Incorporation, the Board of Directors shall have the authority to issue any or all of the shares of Series A Preferred Stock at such time or times and for such consideration as it shall deem appropriate subject to the provisions of applicable law. Shares of Series A Preferred Stock redeemed or purchased by the Corporation shall be retired and shall not be reissued by the Corporation.

2. (a) Subject to the rights of, and restrictions imposed by, Series B Preferred Stock, the holders of the shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available for dividends, cumulative dividends in cash, at the annual rate per share of Twenty and Eighteen One Hundredths Percent (20.18%) of its stated value. Dividends shall be payable on March 31, June 30, September 30 and December 31 in each year, beginning on June 30, 1989, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to stockholders of record on the respective date, not exceeding fifty (50) days preceding such dividend payment fixed for the purpose by the Board of Directors in advance of the particular dividend or if no date is so fixed, on the date five (5) business days prior to the dividend payment date.

(b) Dividends on the shares of Series A Preferred Stock shall be cumulative as follows:

(i) if issued prior to the record date for the first dividend on shares of Series A Preferred Stock, from the date shares of Series A Preferred Stock shall have first been issued;

(ii) if issued during the period commencing immediately after any record date for a dividend on shares of Series A Preferred Stock and ending on the payment date for such dividend, from such dividend payment date; and

(iii) otherwise from the last day of March, June, September and December preceding the date of issue of such shares.

3. Subject to the rights of the Series B Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of the shares of Series A Preferred Stock shall be entitled to be paid in full an amount equal to Twenty-Five Dollars ($25) per share, together with accrued dividends to such distribution or payment date whether or not earned or declared.

Subject to the rights of the Series B Preferred Stock, if such payment shall have been made in full to all holders of the shares of Series A Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.

4. (a) Subject to the rights of the Series B Preferred Stock, shares of Series A Preferred Stock may be redeemed, at the option of the Corporation, at any time, at a price of Twenty Five Dollars ($25) per share, plus an amount equal to the accrued dividends thereon.

(b) Unless waived in writing by the holders of the Series A Preferred Stock being redeemed, notice of every such redemption shall be given at least 20 and not more than 60 days prior to the date fixed for such redemption to the holders of record of the shares of Series A Preferred Stock to be so redeemed, and shall be sufficiently given if the Corporation shall cause a copy thereof to be mailed to such holders of record at their respective addresses as shown by the books of the Corporation by first class mail, postage prepaid: provided, however, that the failure to mail such notice to one or more of such holders shall not affect the validity of such redemption as to the other such holders.

(c) In case of redemption of a part only of the shares of Series A Preferred Stock at the time outstanding, the Corporation shall select the shares to be so redeemed pro rata, by lot or any other method permitted under applicable law. The Board of Directors shall have full power and authority to prescribe the manner in which the selection shall be conducted and, subject to the limitations and provisions herein contained, the terms and conditions upon which the shares of Series A Preferred Stock shall be redeemed from time to time.

(d) All notices of redemption shall state:

(i) the date fixed for redemption,

(ii) the redemption price,

(iii) if less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the identification of the particular shares to be redeemed,

(iv) that on the redemption date the redemption price will become due and payable upon each share to be redeemed and that dividends thereon will cease to accrue on and after said date, and

(v) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(e) If such notice of redemption shall have been duly given, or if the Corporation shall have granted to the bank or trust company hereinafter referred to, irrevocable authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited in trust for the pro rata benefit of the holders of the shares so called for redemption with a bank or trust company, designated in such notice, in good standing and organized under the laws of the United States of America, any State thereof or the District of Columbia and having capital, surplus and undivided profits aggregating at least $25,000,000 according to its then latest published statement of condition, then, notwithstanding that any certificates for shares so called for redemption shall not have been surrendered for cancellation, from and after such deposit all shares of Series A Preferred Stock with respect to which such deposit shall have been made shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith terminate, except the right of the holders thereof, upon surrender thereof, to receive at any time after the time of such deposit the funds so deposited, without interest. Any interest accrued on such funds shall be paid to the Corporation from time to time.

(f) Any funds so deposited by the Corporation and unclaimed at the end of two years from the redemption date, shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the holders of shares so called for redemption shall look only to the Corporation, for payment thereof.

5. Subject to the rights of the Series B Preferred Stock, so long as any share of Series A Preferred Stock remains outstanding, no dividend whatever shall be paid or declared and no distribution made on any Junior Stock other than a dividend payable in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock, or the exchange or conversion of one Junior Stock for or into another Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock) unless (i) all dividends on the shares of Series A Preferred Stock for all past dividend periods shall have been paid and the full dividend thereon for the then current quarterly (or other applicable) dividend period shall have been paid or declared and set apart for payment and (ii) all prior mandatory redemption requirements with respect to all shares of Series A Preferred Stock shall have been complied with.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

6. Except with respect to the issuance of Series B Preferred Stock, so long as any shares of Series A Preferred Stock are outstanding, in the event of and as a condition for effecting or validating:

(a) any amendment, alteration or repeal, whether by merger or consolidation of the Corporation or otherwise, of any of the provisions of the Certificate of Incorporation of the Corporation, which affects materially and adversely the voting powers, rights or preferences of the holders of shares of the Series A Preferred Stock; or

(b) the authorization, creation or issuance, whether by merger or consolidation of the Corporation or otherwise, of any shares of any series of preferred stock, or any security convertible into shares of any series of preferred stock (other than the Series B Preferred Stock) ranking prior to the shares of the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends; or

(c) the merger or consolidation of the Corporation with or into any other corporation, unless the resulting corporation will thereafter have no class of shares and no other capital stock either authorized or outstanding ranking prior to the Series A Preferred Stock in the distribution of its assets on liquidation, dissolution or winding up or in the payment of dividends, except the same number of shares with the same rights and preferences as the shares of the Corporation respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of shares of the Series A Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation;

in addition to any other vote or consent of shareholders required by law or by the Certificate of Incorporation, the consent of the holders of at least 66 2/3% of the share of the Series A Preferred Stock, acting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be required.

7. The holders of the shares of Series A Preferred Stock shall have no right to vote except as set forth herein and as by statute specifically required; provided that to the fullest extent possible under Delaware Law, any right to vote granted by statute is here expressly negated.

8. The shares of Series A Preferred Stock shall not have any relative, participating, optional or other special rights or powers other than as set forth herein or as provided by law.

(C) Rights, Preferences and Restrictions of Series B Preferred Stock. The stated value of each share of Series B Preferred Stock is hereby fixed as One Hundred Dollars ($100) per share; and the further powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications or restrictions thereof, of the Series B Preferred Stock are as follows:

l. Dividends.

(a) The holders of the shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, prior and in preference to any declaration or payment of any dividend on Junior Stock (as defined below) of the Corporation, cumulative dividends, at the annual rate per share of Ten and One-Half Percent (10.50%) of the stated value for seventy-eight (78) months commencing on the date specified by the Board of Directors in the resolution authorizing the issuance of such shares (the “Accrual Date”), and thereafter such annual rate per share will increase, commencing the seventy-ninth (79th) month following the Accrual Date, to Twelve Percent (12%) per year, and further increasing each twelfth (12th) month thereafter by One Hundred basis points (1.00%) per year, to a maximum annual rate per share of Fifteen Percent (15%) of the stated value. Dividends shall be payable, from and after the Accrual Date, quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, to stockholders of record on such date, not exceeding fifty (50) days preceding such dividend payment date, fixed for the purpose by the Board of Directors in advance of the particular dividend, or if no date is so fixed, on the date five (5) business days prior to the dividend payment date. Dividends on the shares of Series B Preferred Stock shall be cumulative from the Accrual Date.

(b) For so long as any shares of Series B Preferred Stock are outstanding, no dividend whatsoever shall be paid or declared and no distribution made on any Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the

Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock in which no consideration other than Junior Stock is distributed in exchange for other shares of Junior Stock).

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of the shares of Series B Preferred Stock shall be entitled to be paid in full an amount equal to One Hundred Dollars ($100) per share, together with accrued dividends to such distribution or payment date whether or not earned or declared (the “Liquidation Value”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts set forth above, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the number of such shares owned by each such holder.

(b) If such payment shall have been made in full to all holders of the shares of Series B Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective numbers of shares.

3. Redemption.

(a) Redemption at the Option of the Holders. From and after the thirteenth (13th) anniversary of the Accrual Date, any holder of Series B Preferred Stock may, at its option, require the Corporation, from time to time, to redeem all or any part of the shares of Series B Preferred Stock held by it by delivery of written notice requesting such redemption (the “Redemption Notice”) under the provisions hereof; provided, however, that in no event will the Corporation be required to make more than one redemption pursuant to this Section C3(a) in any six (6) month period. Within ten business days after the receipt of a Redemption Notice (“Date of Receipt”), the Corporation shall deliver written notice to all other holders of Series B Preferred Stock at the address for such holders appearing in the books of the Company, informing each such holder of (i) the receipt of such Redemption Notice, (ii) the Date of Receipt, (iii) the number of shares of Series B Preferred Stock requested to be redeemed in the Redemption Notice, and (iv) the total number of shares of Series B Preferred Stock outstanding as of the Date of Receipt and shall provide appropriate forms for the exercise of such redemption right and the delivery of shares (the “Redemption Exercise Form”). Any holder desiring to have any of its shares of Series B Preferred Stock redeemed by the Corporation at such time shall have until thirty (30) days after the Date of Receipt (the “Exercise Period”) in which to complete and deliver to the Corporation a completed and executed Redemption Exercise Form. The Corporation shall redeem the shares of such holder so requested to be redeemed at a per share price equal to 100% of the Liquidation Value of such shares calculated as of the Redemption Date, as defined below (the “Redemption Price”). The Corporation shall pay for shares redeemed hereunder by delivery of cash in the amount the Redemption Price on or before the tenth (10th) business day following expiration of the Exercise Period (the “Redemption Date”).

In the event there is only one holder of Series B Preferred Stock, the Corporation will be relieved of any obligation to give notice and to deliver a Redemption Exercise Form, and will redeem the shares subject to the Redemption Notice on or before the tenth (10th) business day following the Date of Receipt, in which case such date shall be the Redemption Date for purposes of this Section C3(a).

(b) Surrender of Stock. On or before the Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) Legal Availability of Funds. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum number of such shares ratably among the holders of such shares to be redeemed in proportion to the number of shares requested to be redeemed. The shares of Series B Preferred Stock tendered for redemption but not redeemed (the “Excess Shares”) shall remain outstanding and entitled to all the rights and preferences provided herein. Thereafter as additional funds of the Corporation become legally available for the redemption of Excess Shares, such funds shall be used quarterly to redeem Excess Shares, in accordance with the procedures specified below. The Corporation shall within 50 days of the end of each such fiscal quarter notify the holders of such Excess Shares in writing (the “Excess Shares Notification Date”) as to the amount of funds expected to be available for the redemption of Excess Shares with respect to such fiscal quarter and provide each such holder with appropriate forms for the transmittal of shares to be submitted for redemption (the “Excess Shares Exercise Form”). Such holders will have twelve (12) business days over the Excess Shares Notification Date in which to complete and deliver to the Corporation a completed and executed Excess Shares Exercise Form (the “Excess Shares Exercise Period”). Failure by any holder of Excess Shares to timely deliver a completed and executed Excess Shares Exercise Form shall be deemed to revoke the Redemption Notice previously given with respect to such shares, and such shares shall no longer be Excess Shares and shall be entitled only to such rights and preferences otherwise provided to holders of the Series B Preferred Stock.

In the event there are not legally available funds to redeem all Excess Shares having the same Redemption Date, Excess Shares shall be redeemed, prior to any redemption of Series B Preferred Stock having a later Redemption Date, ratably among the holders of such Excess Shares to be redeemed. The Corporation shall to the extent of legally available funds pay for Excess Shares within ten (10) business days following the expiration of the Excess Shares Exercise Period (the “Excess Shares Redemption Date”) to the order of the person or entity whose name appears on such certificate or certificates, and each surrendered certificate shall be cancelled and retired. The redemption price will be that price per share equal to 100% of the Liquidation Value of such shares as of the applicable Excess Shares Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

4. Voting Rights.

(a) Election of Board of Directors. Subject to Sections C4(b) and C4(c) below, for so long as authorized shares of Series B Preferred Stock are outstanding, the holders of the issued and outstanding Series B Preferred Stock, voting together as a single class (with each share being entitled to one vote) and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled, at any election of directors to the Corporation’s Board of Directors, to elect one (1) director (the “Series B Director”). Subject to Sections C4(b) and C4(c) below, all members of the Board of Directors other than the Series B Director shall be elected as follows:

(i) In the event that and as long as Craig Corporation, a Delaware corporation (“Craig”) is the beneficial owner of all of the issued and outstanding shares of Series B Preferred Stock, the holder(s) of the Series B Preferred Stock shall be entitled to an aggregate number of votes equal to 20% of the total number of votes entitled to be cast in such election, voting as a single class together with all other shares of capital stock of the Corporation entitled to vote in such election.

(ii) In the event that, and as long as, Craig is not the beneficial owner of all of the issued and outstanding shares of Series B Preferred Stock, the holders of the other shares of capital stock of the Corporation entitled to vote in the election of directors shall be entitled to elect all of the members of the Board of Directors other than the Series B Director.

As used herein “beneficial owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (or any successor thereto) (the “1934 Act”). There shall be no cumulative voting in elections of the Board of Directors.

(b) Default in the Payment of Series B Preferred Stock Dividends. Subject to Section C4(c) below, in the event, any Series B Preferred Stock dividends described in Section C1(a) above shall have accrued and shall remain unpaid in whole or in part for two (2) or more quarterly dividend periods, whether or not consecutive, then for so long as any such dividends shall remain unpaid, the Board of Directors of the Corporation shall automatically, and without any action by the stockholders or directors of the Corporation, consist of seven (7) persons, (i) of which the holders of the issued and outstanding Series B Preferred Stock, voting together as a single class (with each share being entitled to one vote), and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled to elect four (4) directors (including the Series B Director), and of such four (4) directors at least one (1) director shall be a person with no financial interest in or professional relationship with Craig (or any successor entity), or any affiliate thereof, or any other holder of 10% or more of the Series B Preferred Stock and (ii) the holders of the shares of the other classes of the shares of voting capital stock of the Corporation shall be entitled to elect the remaining three (3) directors, of which at least one director shall be a person with no financial interest in or professional relationship with La Cadena Investments (“La Cadena”), a California general partnership (or any successor entity), or any affiliate thereof. As used herein, “affiliate” shall have the meaning set forth in Rule 12b-2 under the 1934 Act. At any time after such special voting rights shall have so vested in the holders of shares of Series B Preferred Stock, the holders of an aggregate of 50% or more of the Series B Preferred Stock shall be entitled to call a special meeting of the holders of capital stock of the Corporation entitled to vote in election of directors as provided in this Section C4(b), to be held within thirty (30) days after such call and at the place and upon the notice provided by law for the holding of meetings of stockholders. During the period commencing upon the date and time any Series B Preferred Stock dividends described in Section C1(a) above shall have accrued and shall remain unpaid in whole or in part for two (2) or more quarterly dividend periods, whether or not consecutive, and ending upon the election provided for in the previous sentence, the directors previously in office shall continue in office notwithstanding the increase or decrease in the number of directors and their terms shall end upon such election (whether pursuant to a meeting or action by written consent), provided however, that during such period, no action shall be taken by the Board of Directors unless approved unanimously by all directors then in office, and provided further that no action shall be taken by the Board of Directors during such period in the event that and for so long as there shall be no Series B Director then in office. Whenever all dividends on the shares of Series B Preferred Stock shall have been paid in full or declared and set apart for payment, then (w) the right of the holders of the Series B Preferred Stock to elect such number of directors as provided herein shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future nonpayment of dividends), (x) the term of all but one (representing the Series B Director) of the directors then in office elected by the holders of the Series B Preferred Stock as a class shall terminate, (y) the number of directors constituting the Board of Directors of the Corporation shall automatically and without any action by the stockholders or directors of the Corporation be increased or reduced to the number of directors authorized prior to such vesting of such special voting rights of the Series B Preferred Stock, provided however, that in the event such number of directors would be less than four (4), then the number of directors shall automatically and without any action by the stockholders or directors of the Corporation be increased to four (4), and (z) the Secretary of the Corporation shall call a special meeting of the holders of capital stock of the Corporation entitled to vote thereon to fill any vacancies in the Board of Directors created thereby, if any, to be held within thirty (30) days after such call and at the place and upon the notice provided by law for the holding of meetings of stockholders.

(c) Ownership of Series B Preferred Stock. In the event that, and as long as Craig is not the beneficial owner of a majority of the issued and outstanding shares of Series B Preferred Stock, the right of the holders of the Series B Preferred Stock to elect a Series B Director, and to elect a majority of the Board of Directors under Section C4(b) will be suspended and the term of office of any person then serving as a Series B Director shall terminate; provided, however, that in the event any Series B Preferred Stock dividends described in Section C1(a) shall remain unpaid in whole or in part for two (2) or more quarterly dividend periods, whether or not consecutive, then for so long as any such dividends shall remain unpaid and for so long as shares of Series B Preferred Stock are outstanding, the Board of Directors of the Corporation shall automatically, and without any action by the stockholders or directors of the Corporation, be increased by two (2), of which the holders of the issued and outstanding Series B Preferred Stock, voting together as a single class (with each share being entitled to one vote), and to the exclusion of all other classes of the capital stock of the Corporation, shall be entitled to fill such newly created directorships. At any time after such special voting rights shall have so vested in the holders of shares of Series B Preferred Stock the Secretary of the Corporation shall, within two (2) business days of such vesting, call a special meeting of the holders of Series B Preferred Stock so entitled to vote, for the election of directors as provided in this Section C4(c), to be held within thirty (30) days after such call and at the place and upon the notice provided by law for the holding of meetings of stockholders. Whenever all dividends on the shares of Series B

Preferred Stock shall have been paid in full or declared and set apart for payment, then (w) the right of the holders of the Series B Preferred Stock to elect such number of directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future nonpayment of dividends), (x) the term of the directors then in office elected by the holders of the Series B Preferred Stock as a class shall terminate and (y) the number of directors constituting the Board of Directors of the Corporation shall automatically and without any action by the stockholders or directors of the Corporation be reduced by two (2).

Whenever the vote of the holders of shares of the Series B Preferred Stock at any special meeting thereof is required or permitted to be taken for or in connection with this Section C4, the special meeting and vote of the holders of shares of the Series B Preferred Stock or the other shares of capital stock of the Corporation entitled to vote at such meeting (“Other Capital Stock”) may be dispensed with and the action taken without such meeting and vote at or prior to the time of the meeting, if a consent in writing, setting forth the action so taken, shall be signed by such holders of outstanding shares of Series B Preferred Stock or Other Capital Stock, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a special meeting at which all shares of Series B Preferred Stock or Other Capital Stock, as the case may be, entitled to vote thereon were present and voted. Such action shall be effective upon the delivery of such consent in writing in accordance with Section 228 of the Delaware General Corporation Law or any successor statutory provisions. With respect to such election of directors, the holders of shares of Series B Preferred Stock may proceed by written consent whether or not the holders of Other Capital Stock elect to proceed by meeting or by written consent.

The Bylaws of the Corporation shall automatically be amended from time to time to provide for the increase or reduction in the number of the Corporation’s Board of Directors and for the election procedures provided in Sections C4(b) and (c).

(d) Protective Provisions. For so long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the consent of a majority of the holders of Series B Preferred Stock, given in person or by proxy, either in writing or by vote at a meeting called for such purpose at which the holders of Series B Preferred Stock shall vote as a separate class, by amendment to the Certificate of Incorporation, as amended, the bylaws of the Corporation, or in any other manner:

(i) create (by new authorization, reclassification, recapitalization, designation or otherwise) any additional class or classes of equity security or any other securities convertible into equity securities of the Corporation having rights, preferences or privileges superior to or on a parity with, the Series B Preferred Stock or issue any additional shares of Series B Preferred Stock;

(ii) sell, convey or otherwise dispose of all or substantially all of its property or business;

(iii) merge into or consolidate with any other corporation, as the result or effect of which:

(aa) the rights, preferences or privileges of the Series B Preferred Stock would be changed, altered, or amended in any manner materially adverse to the holders of Series B Preferred Stock;

(bb) all of the common stock of the Corporation will be exchanged for or converted into cash or property or securities of another corporation, other than a corporation of which the majority of the common equity securities will be issued to the holders of the common stock of the Corporation in such transaction; or

(cc) a majority of the outstanding shares of common stock of the Corporation, as surviving corporation, will be issued to stockholders of the other constituent corporation;

(iv) otherwise alter or change the rights, preferences and privileges of the Series B Preferred Stock so as to materially adversely affect the holders of such shares;

(v) amend Article SIXTH in any manner which does not provide to the director(s) elected by the holders of Series B Preferred Stock all of the same benefits as provided to any other director(s); or

(vi) permit or allow any direct or indirect wholly-owned subsidiary of the Corporation to issue any (A) equity securities to any person or entity other than the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation, or (B) debt (other than cash borrowing on commercially reasonable terms) to La Cadena or any of its partners or affiliates (other than direct or indirect subsidiaries of the Corporation in which neither La Cadena nor any of its partners or affiliates (excluding solely for this purpose, the Corporation and its direct and indirect subsidiaries) owns a beneficial interest) or any other holder of 10% or more of the capital stock of the Corporation.

Notwithstanding the foregoing, the holders of Series B Preferred Stock shall not be entitled to the rights set forth in this Section C4(d) with respect to any transaction in which all of the shares of Series B Preferred Stock will be redeemed or exchanged for cash in an amount not less than the Liquidation Value of such shares at the time of consummation of such transaction.

(e) Other Matters. On all matters to come before the stockholders other than the election of directors provided for in Sections C4(a), (b) and (c), in the event that and as long as Craig is the beneficial owner of all of the issued and outstanding shares of Series B Preferred Stock, the holder of Series B Preferred Stock shall be entitled to a number of votes equal to 20% of the total number of votes entitled to be cast on such matters, voting as a single class together with all other capital stock of the Corporation entitled to vote on such matters, and not as a separate class or series. In the event that and as long as Craig is not the beneficial owner of all of the issued and outstanding shares of Series B Preferred Stock, the holders of Series B Preferred Stock shall have no right to vote on such matters, except as required by applicable law.

5. The shares of Series B Preferred Stock shall not have any relative, participating, optional or other special rights or powers other than as set forth herein or as provided by law.

(D) Rights, Preferences and Restrictions of Class A Common Stock and Common Stock. The respective powers, designation, preferences, and relative, participating optional or other special rights, and the qualifications or restrictions thereto of the Class A Common Stock and Common Stock shall be identical, except as follows:

1. Voting Rights.

(a) Initial Five (5) Year Period. Until the fifth (5th) anniversary of the initial issuance of Class A Common Stock, the respective voting rights of the Class A Common Stock and Common Stock shall be as follows.

(i) Election of Board of Director. The holders of the issued and outstanding shares of Common Stock, voting as a single class (with each share being entitled to one (1) vote), and to the exclusion of all other classes of capital stock of the Corporation, shall be entitled to elect one (1) director to the Corporation’s Board of Directors. The remaining members of the Board of Directors of the Corporation shall be elected in the manner set forth in Section D1(a)(ii) below.

(ii) Other Matters. Subject to Sections D1(a)(i) and D1(d), (aa) the holder of each share of Class A Common Stock shall have the right to one and one-tenth (1.1) vote upon all matters that may require the vote of shares of the Corporation’s common stock; and (bb) the holder of each share of Common Stock shall have the right to one (1) vote upon such matters, voting as a single class with the holders of the outstanding shares of Class A Common Stock, and not as a separate class or series.

(b) After Initial Five (5) Year Period. Following the fifth anniversary of the issuance of Class A Common Stock, the provisions of Sections D1(a) and D1(d) will lapse and all matters requiring the vote or consent of the holders of the Corporation’s common stock will require the approval of the holders of each of the Class A Common Stock and the Common Stock, voting together as a single class, with each share entitled to one vote.

(c) There shall be no cumulative voting in elections of the Board of Directors of this Corporation.

(d) Protective Provisions. The Corporation shall not, without first obtaining the consent of a majority of the holders of Common Stock, given in person or by proxy, either in writing or by vote at a meeting called for such purpose at which the holders of Common Stock shall vote as a separate class, by amendment to the Certificate of Incorporation of the Corporation, as amended, the Bylaws of the Corporation, or in any other manner:

(i) create (by new authorization, reclassification, recapitalization, designation or otherwise) any additional class or classes of equity security or any other securities convertible into equity securities of the Corporation, having rights, preferences or privileges superior to or on a parity with, the Common Stock;

(ii) sell, convey or otherwise dispose of all or substantially all of its property or business;

(iii) merge into or consolidate with any other corporation, as the result or effect of which:

(aa) the rights, preferences or privileges of the Common Stock would be changed, altered, or amended in any manner materially adverse to the holders of Common Stock;

(bb) all of the common stock of the Corporation will be exchanged for or converted into cash or property or securities of another corporation, other than a corporation of which the majority of the common equity securities will be issued to the holders of the common stock of the Corporation in such transactions; or

(cc) a majority of the outstanding shares of common stock of the Corporation, as surviving corporation, will be issued to stockholders of the other constituent corporation;

(iv) increase or decrease the authorized number of shares of Series B Preferred Stock or amend in any manner Section C of Article FOURTH;

(v) otherwise alter or change the rights, preferences and privileges of the Common Stock so as to materially adversely affect the holders of such shares;

(vi) amend Article SIXTH in any manner which does not provide to the director(s) elected by the holders of Common Stock all of the same benefits as provided to any other director(s); or

(vii) permit or allow any direct or indirect wholly-owned subsidiary of the Corporation to issue any (A) equity securities to any person or entity other than the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation, or (B) debt (other than cash borrowing on commercially reasonable terms) to La Cadena or any of its partners or affiliates (other than direct or indirect subsidiaries of the Corporation in which neither La Cadena nor any of its partners or affiliates (excluding solely for this purpose, the Corporation and its direct and indirect subsidiaries) owns a beneficial interest) or any holder of 10% or more of the capital stock of the Corporation.

(E) As used herein, the following terms shall have the following meanings:

(1) With respect to the Series A Preferred Stock, the term “Junior Stock” shall mean the Class A Common Stock, Common Stock and any other class or series of shares of the Corporation hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation, provided, however, that Junior Stock shall not include the Series B Preferred Stock;

(2) With respect to the Series B Preferred Stock, the term “Junior Stock” shall mean the Series A Preferred Stock, Class A Common Stock, Common Stock and any other class or series of shares of the Corporation hereafter authorized over which Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(3) The term “accrued dividends”, with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid thereon.

(F) (1) In the event that and for so long as Craig beneficially owns all of the issued and outstanding shares of Common Stock or Series B Preferred Stock: (a) Craig shall have the right to designate one (1) director to each direct and indirect subsidiary of the Corporation of which the Corporation and its affiliates beneficially owns 90% or more of the outstanding capital stock, and (b) the Corporation shall provide notice to Craig at least thirty (30) days prior to any election of the Board of Directors of any such subsidiary. Craig shall exercise its right to designate its one director by delivering notice to the Corporation at least fifteen (15) days prior to the date of such election and the Corporation shall vote its shares and cause any subsidiary to vote its shares in a manner to elect the person designated by Craig. In the event no such notice is received by the Corporation, Craig shall be deemed to have declined to exercise such right with respect to such election. The Corporation shall cause such each subsidiary to which Craig elects to designate a director to deliver to Craig notice of any meeting of the Board of Directors of such subsidiary to the extent required by law but at least 72 hours prior to such meeting, together with an agenda of business to be considered at such meeting, provided however, that the rights provided in this Section F(1) may be enforced only by Craig and is not intended to confer rights on or be enforceable by any other person or entity.

(2) In the event that and for so long as La Cadena beneficially owns all of the issued and outstanding shares of Common Stock: (a) La Cadena shall have the right to designate one (1) director to each direct and indirect subsidiary of the Corporation of which the Corporation beneficially owns 90% or more of the outstanding capital stock and (b) the Corporation shall provide notice to La Cadena at least (30) days prior to any election of the Board of Directors of any such subsidiary. La Cadena shall exercise its right to designate its one director by delivering notice to the Corporation at least fifteen (15) days prior to the date of such election and the Corporation shall vote its shares and cause any subsidiary to vote its shares in a manner to elect the person designated by La Cadena. In the event no such notice is received by the Corporation, La Cadena shall be deemed to have declined to exercise such right granted in this Section F(2) with respect to such election. The Corporation shall cause such each subsidiary to which La Cadena elects to designate a director to deliver to La Cadena notice of any meeting of the Board of Directors of such subsidiary to the extent required by law but at least 72 hours prior to such meeting, together with an agenda of business to be considered at such meeting, provided however, that the rights provided in this Section F(2) may be enforced only by La Cadena and is not intended to confer rights on or be enforceable by any other person or entity.

FIFTH: Subject to the provisions hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this paragraph of Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In furtherance and not in limitation of the powers conferred by statute:

(i) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of law; and

(ii) the Corporation may, to the fullest extent authorized or permitted by law, create a trust fund, grant a security interest and/or use other means (including, without imitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

SEVENTH: Subject to the provisions hereof, the power to adopt, amend or repeal bylaws shall be vested exclusively in the stockholders. The affirmative vote of the holders of not less than a majority of the then outstanding shares of capital stock of the Corporation entitled to vote on such matters, voting as a single class, shall be required for any such adoption, amendment or repeal. In addition, in the event that and for as long as Craig is the beneficial owner of a majority of the issued and outstanding Series B Preferred Stock, the written consent of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock shall be required for any such adoption, amendment or repeal which would adversely affect the rights of Craig or CMI granted hereunder.

IV. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this Corporation.

V. This Restated Certificate of Incorporation, which amends and restates the Corporation’s Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Stater Bros. Holdings Inc. has caused this Restated Certificate of Incorporation to be signed by its President, Jack H. Brown, and its Secretary, Bruce D. Varner, this 2nd day of March, 1994.

STATER BROS. HOLDINGS INC.

By:	/s/ Jack H. Brown
Jack H. Brown President

Attest:

/s/ Bruce D. Varner
Bruce D. Varner Secretary

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

STATER BROS. HOLDINGS INC.

Stater Bros. Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors on April 29, 1997, duly adopted resolutions setting forth the proposed amendment of the corporation’s Restated Certificate of Incorporation, declaring said amendment to be advisable and directing that it be submitted to the stockholders of said corporation for consideration and approval. The resolutions setting forth the proposed amendment is as follows:

RESOLVED, that Article FOURTH, Section (C), Subsection 4, Paragraph (b) of the corporation’s Restated Certificate of Incorporation be amended by deleting the fourth sentence, which presently reads:

“During the period commencing upon the date and time any series B Preferred Stock dividends described in Section C1(a) above shall have accrued and shall remain unpaid in whole or in part for two (2) or more quarterly dividend periods, whether or not consecutive, and ending upon the election provided for in the previous sentence, the directors previously in office shall continue in office notwithstanding the increase or decrease in the number of directors and their terms shall end upon such election (whether pursuant to a meeting or action by written consent), provided however, that during such period, no action shall be taken by the Board of Directors unless approved unanimously by all directors then in office, and provided further that no action shall be taken by the Board of Directors during such period in the event that for so long as there shall be no Series B Director then in office.”

and replacing it with the following:

“During the period commencing upon the date and time any Series B Preferred Stock dividends describe in Section C1(a) above shall have accrued and shall remain unpaid in whole or in part for two (2) or more quarterly dividend periods, whether or not consecutive, and ending upon the election provided for in the previous sentence, the directors previously in office shall continue in office notwithstanding the increase or decrease in the number of directors and their terms shall end upon such election (whether pursuant to a meeting or action by written consent), provided however, that unless the holder or holders of all of the outstanding Series B Preferred Stock shall have otherwise agreed in writing, during such period: (i) no action shall be taken by the Board of Directors unless approved unanimously by all directors then in office and (ii) no action shall be taken by the Board of Directors in the event that and for so long as there shall be no Series B Director then in office.”

SECOND: That the holders of all of the Common Stock and all of the Preferred Stock of the corporation have approved such amendment, by written consent to action without a meeting.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Stater Bros. Holdings Inc. has caused this certificate to be signed by Jack H. Brown, its Chairman of the Board, President and Chief Executive Officer and Bruce D. Varner, its Secretary, as of the 29th day of April, 1997.

STATER BROS. HOLDINGS, INC., a Delaware corporation

By:	/s/ Jack H. Brown
Jack H. Brown Chairman of the Board, President and Chief Executive Officer

By:	/s/ Bruce D. Varner
Bruce D. Varner Secretary